Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-108161) pertaining to the Amended and Restated FBL Financial Group, Inc. 1996 Class A Common Stock Compensation Plan, the Registration Statement (Form S-8 No. 333-108151) pertaining to the Farm Bureau 401(k) Savings Plan, the Registration Statement (Form S-8 No. 333-108152) pertaining to the FBL Financial Group, Inc. Director Compensation Plan, the Registration Statement (Form S-3 No. 333-60072) pertaining to the Direct Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-125227 pertaining to the Executive Deferred Salary Bonus Compensation Plan and the Registration Statement (Form S-4 No. 333-115197) pertaining to the 5.85% Senior Note Exchange Offer, of our reports dated February 3, 2006, with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc., FBL Financial Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of FBL Financial Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Des Moines, Iowa
February 23, 2006